UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 2, 2017

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	000-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

4643 S. Ulster Street, Suite 970, Denver, CO	80237
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 993-3200

(Former Name, Former Address or Former Fiscal Year, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 2, 2017, the Amended and Restated Credit Agreement dated July 30, 2010, as amended (the “Credit Agreement”) between U.S. Energy Corp.’s wholly-owned subsidiary, Energy One, LLC (“Energy One”), and Wells Fargo Bank, N.A. (“WFB”), was sold, assigned and transferred to APEG Energy II, L.P. (“APEG”). APEG purchased and assumed all of WFB’s rights and obligations as the lender to Energy One in the Credit Agreement. Concurrently, U.S. Energy Corp. (the “Company”), Energy One and APEG entered into the Limited Forbearance Agreement dated May 2, 2017 (the “Forbearance Agreement”). The Company believes that the Forbearance Agreement will provide the parties sufficient time to work toward a long-term solution that enables the Company to execute its operational strategy and ensure value for existing shareholders.

The Credit Agreement requires the Company’s compliance with certain restricted financial covenants. The Company previously violated the financial ratio covenants for the fiscal quarters ended September 30, 2016 and December 31, 2016, which constituted an event of default under the Credit Agreement, and the violation of said covenants has continued in 2017. Subject to continued performance and compliance by the Company and Energy One with the terms and conditions of the Forbearance Agreement and Credit Agreement, APEG has agreed not to exercise its rights and remedies arising as a result of certain existing and prospective events of default under the Credit Agreement until July 30, 2017. Commencing on May 2, 2017, interest shall accrue on the outstanding principal balance of the loans under the Credit Agreement at a rate of 8.75% per annum. Under the Forbearance Agreement, APEG has certain consent rights regarding the appointment of directors of the Company, as well as with respect to the transfer of Company property and certain cash flow and accounting controls. In the event of default under the Forbearance Agreement, the forbearance period will terminate immediately and, without further notice or opportunity to cure, APEG will be entitled to exercise all of its rights and remedies under the Credit Agreement and Forbearance Agreement, including acceleration of the debt and foreclosure.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Reference is made to Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

In connection with the Forbearance Agreement, four of the directors currently serving on the Company’s Board of Directors (the “Board”) have agreed to resign and be replaced by three directors reasonably acceptable to APEG. On May 2, 2017, Thomas R. Bandy, Jerry W. Danni, James B. Fraser, and Leo A. Heath each notified the Company of his resignation from the Board. The resignations of Messrs. Bandy, Danni, Fraser and Heath were not a result of any disagreement with the Company regarding the Company’s operations, policies or practices. As a result of said resignations, David Veltri is the sole remaining director of the Company.

In accordance with the Company’s bylaws and articles of incorporation, and subject to the terms of the Forbearance Agreement, on May 8, 2017, Mr. Veltri, acting in his capacity as the sole remaining director in office, appointed each of Javier F. Pico, Weldon Chitwood, and John Hoffman as a director to serve on the Board. Mr. Pico will serve until the 2017 annual meeting of shareholders, and will be named in the Company’s 2017 proxy statement as a nominee for director, to serve a three-year term ending in 2020. Mr. Hoffman will serve until the 2018 annual meeting of shareholders, and Mr. Chitwood will serve, along with Mr. Veltri, until the 2019 annual meeting of shareholders. Messrs. Pico, Chitwood, and Hoffman are independent directors under applicable NASDAQ and SEC rules.

Messrs. Pico, Chitwood, and Hoffman are expected to be appointed as members of the Company’s Audit Committee, Compensation Committee, and Nominating Committee. Mr. Pico is expected to be appointed Chairman of the Audit Committee, Mr. Chitwood is expected to be appointed Chairman of the Compensation Committee and Mr. Hoffman is expected to be appointed Chairman of the Nominating Committee. Mr. Veltri is expected to be appointed as Chairman of the Board.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Energy Corp.

Dated: May 8, 2017	By:	/s/ David A. Veltri
David A. Veltri
President and Chief Executive Officer